Exhibit 99.1

International CCE Inc.

Audited Combined Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Report of Independent Auditors	F-2
Combined Statements of Operations	F-3
Combined Balance Sheets	F-4
Combined Statements of Cash Flows	F-5
Combined Statements of Equity	F-6
Notes to Combined Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareowners of Coca-Cola Enterprises Inc.

We have audited the accompanying combined balance sheets of the European operations of Coca-Cola Enterprises Inc. and Coca-Cola Enterprises (Canada) Bottling Finance Co. (herein after defined as “International CCE Inc.”) as of December 31, 2009 and 2008, and the related combined statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of International CCE Inc. at December 31, 2009 and 2008, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

In 2008, the Company adopted the measurement date provisions originally issued in Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (codified in FASB Accounting Standards Codification 715, Compensation-Retirement Benefits).

/s/ Ernst & Young LLP

Atlanta, Georgia

May 25, 2010, except for Note 15, as to which the date is November 3, 2010

International CCE Inc.

Combined Statements of Operations

	Year Ended December 31,
(in millions)	2009	2008	2007
Net operating revenues	$6,517	$6,619	$6,246
Cost of sales	4,113	4,269	3,987

Gross profit	2,404	2,350	2,259
Selling, delivery, and administrative expenses	1,599	1,598	1,545

Operating income	805	752	714
Interest expense, net—third party	24	74	102
Interest expense, net—Coca-Cola Enterprises Inc.	59	45	45
Other nonoperating income (expense), net	5	(4)	1

Income before income taxes	727	629	568
Income tax expense	151	115	44

Net income	$576	$514	$524

Income (expense) from transactions with The Coca-Cola Company—Note 3:
Net operating revenues	$21	$20	$21
Cost of sales	(1,829)	(1,869)	(1,743)

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

International CCE Inc.

Combined Balance Sheets

	December 31,
(in millions)	2009	2008
ASSETS
Current:
Cash and cash equivalents	$404	$174
Trade accounts receivable, less allowances of $13 and $15, respectively	1,309	1,084
Amounts receivable from The Coca-Cola Company	78	58
Amounts due from Coca-Cola Enterprises Inc.	153	276
Inventories	288	254
Prepaid expenses and other current assets	124	139

Total current assets	2,356	1,985
Amounts due from Coca-Cola Enterprises Inc.	193	—
Property, plant, and equipment, net	1,883	1,785
Franchise license intangible assets, net	3,487	3,230
Other noncurrent assets, net	53	71

Total assets	$7,972	$7,071

LIABILITIES
Current:
Accounts payable and accrued expenses	$1,442	$1,222
Amounts payable to The Coca-Cola Company	130	93
Amounts due to Coca-Cola Enterprises Inc.	—	296
Current portion of third-party debt	620	335

Total current liabilities	2,192	1,946
Amounts due to Coca-Cola Enterprises Inc.	1,015	947
Third party debt, less current portion	235	500
Other long-term obligations	179	166
Noncurrent deferred income tax liabilities	1,172	1,086

Total liabilities	4,793	4,645

EQUITY
Coca-Cola Enterprises Inc. net investment	3,367	2,743
Accumulated other comprehensive loss	(188)	(317)

Total equity	3,179	2,426

Total liabilities and equity	$7,972	$7,071

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

International CCE Inc.

Combined Statements of Cash Flows

	Year Ended December 31,
(in millions)	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$576	$514	$524
Adjustments to reconcile net income to net cash derived from operating activities:
Depreciation and amortization	280	294	297
Deferred income tax expense (benefit)	20	40	(41)
Pension and other postretirement expense less than contributions	(53)	(32)	(48)
Deferred funding income from The Coca-Cola Company	—	—	(26)
Changes in assets and liabilities:
Trade accounts receivables	(163)	(120)	(77)
Inventories	(21)	(18)	(18)
Prepaid expenses and other assets	7	(25)	(2)
Accounts payable and accrued expenses	140	40	94
Other changes, net	41	—	(83)

Net cash derived from operating activities	827	693	620

Cash Flows from Investing Activities:
Capital asset investments	(250)	(297)	(290)
Other investing activities, net	(19)	(2)	12

Net cash used in investing activities	(269)	(299)	(278)

Cash Flows from Financing Activities:
Change in commercial paper, net	(79)	35	(109)
Issuances of third-party debt	172	40	505
Payments on third-party debt	(122)	(847)	(767)
Net change in amounts due to Coca-Cola Enterprises Inc.	(307)	488	—

Net cash used in financing activities	(336)	(284)	(371)

Net effect of currency exchange rate changes on cash and cash equivalents	8	(16)	3

Net Change in Cash and Cash Equivalents	230	94	(26)
Cash and Cash Equivalents at Beginning of Year	174	80	106

Cash and Cash Equivalents at End of Year	$404	$174	$80

Supplemental Noncash Investing and Financing Activities:
Capital lease additions	$6	$7	$14

Supplemental Disclosure of Cash Paid for:
Income taxes, net	$116	$101	$99
Interest, net of amounts capitalized—third party	25	78	77
Interest, net of amounts capitalized—Coca-Cola Enterprises Inc.	73	66	63

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

International CCE Inc.

Combined Statements of Equity

	Year Ended December 31,
(in millions)	2009	2008	2007
Coca-Cola Enterprises Inc. Net Investment
Balance at beginning of year	$2,743	$2,202	$1,667
Net income	576	514	524
Other investment changes, net	48	27	11

Balance at end of year	3,367	2,743	2,202

Accumulated Other Comprehensive Income (Loss):
Balance at beginning of year	(317)	345	245
Currency translations	184	(566)	90
Pension liability adjustments, net of tax	(39)	(103)	9
Other changes, net of tax	(16)	18	1

Net other comprehensive (loss) income adjustments, net of tax	129	(651)	100
Impact of adopting new accounting standards	—	(11)	—

Balance at end of year	(188)	(317)	345

Total Equity	$3,179	$2,426	$2,547

Comprehensive Income:
Net income	$576	$514	$524
Net other comprehensive income (loss) adjustments, net of tax	129	(651)	100

Total comprehensive income (loss)	$705	$(137)	$624

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Note 1

BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

On February 25, 2010, Coca-Cola Enterprises Inc. (“CCE”) entered into agreements with The Coca-Cola Company (“TCCC”) under which:

•

TCCC will acquire CCE through a merger (the “Merger”) of a newly created TCCC subsidiary with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. At the time of the Merger, CCE will consist of its businesses of marketing, producing and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands and a substantial majority of its corporate segment (“CCE’s North American Business”) and will have $8.88 billion of Gross Indebtedness (as defined in the Merger Agreement). Following the Merger, CCE, as a subsidiary of TCCC, will also continue to own and be liable for a substantial majority of the assets and liabilities of the North American business, including CCE’s accumulated benefit obligations relating to CCE’s North American business. The Merger Agreement contains a provision for an adjustment payment between the parties based upon the working capital of CCE’s North American business as of the effective date of the Merger;

•

Immediately prior to the Merger, CCE will separate its European operations and transfer those businesses along with Coca-Cola Enterprises (Canada) Bottling Finance Company, and a related portion of its corporate segment to a new legal entity, International CCE Inc. (New CCE or the “Company”). Concurrently with the Merger, two indirect, wholly owned subsidiaries of New CCE will acquire TCCC’s bottling operations in Norway and Sweden pursuant to the Share Purchase Agreement dated as of March 20, 2010 (the “Norway-Sweden SPA”), for a purchase price of $822 million. The Norway-Sweden SPA contains provisions for adjustment payments between the parties based upon the working capital of the Norway and Sweden business as of the effective date of the Merger and the adjusted EBITDA (as defined) of the Norway and Sweden business for the twelve months ending December 31, 2010;

•

In the Merger, (i) each outstanding share of common stock of CCE, other than shares held by TCCC or any of its subsidiaries or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive 1.000 share of New CCE common stock and cash consideration of $10.00, and (ii) TCCC, which currently owns approximately 34 percent of the outstanding shares of CCE, will become the owner of all of the shares of CCE common stock; and

•	Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and its stock is expected to be listed for trading on the New York Stock Exchange under the symbol “CCE”.

The consummation of the transaction is subject to various conditions, including, among others, obtaining the approval of 66 2/3 percent of CCE’s shareowners, a majority vote of CCE’s shareowners other than TCCC and its affiliates, subsidiaries, or any of CCE’s or TCCC’s directors and executive officers, the absence of legal prohibitions and the receipt of requisite regulatory approvals, the absence of pending actions by any governmental entity that would prevent the consummation of the transaction, the receipt and continuing validity of a private letter ruling requested of the United States (U.S.) Internal Revenue Service by CCE that is satisfactory to CCE and TCCC, the consummation of the Norway-Sweden Acquisition substantially concurrently with the consummation of the transaction and there being no material adverse effect (as defined in the Merger Agreement) on CCE’s North American business. The consummation of the Norway-Sweden Acquisition is subject to various conditions, including the receipt of requisite regulatory approvals and the concurrent consummation of the Merger. The agreement also includes customary covenants, as well as a non-compete covenant with respect to New CCE and the right of New CCE to acquire TCCC’s interest in TCCC’s German bottling operations for fair value between 18 and 36 months after the date of the Merger Agreement, on terms to be agreed.

Under the Merger Agreement, New CCE has agreed to indemnify TCCC for liabilities, including but not limited to, those resulting from the breach of representations, warranties, or covenants, of CCE or New CCE set forth in the Merger Agreement prior to the effective time of the Merger. In accordance with the Merger Agreement, if losses relating to breaches of CCE’s representations and warranties exceed $200 million, then New CCE must pay up to $250 million of losses in excess of the $200 million (other than breaches of certain fundamental representations or warranties, in respect of which New CCE is liable for all losses, and losses relating to tax matters, which are governed by the Tax Sharing Agreement). If New CCE cannot pay the amount it is required to pay to indemnify TCCC, TCCC can pursue claims against New CCE as an unsecured general creditor of New CCE. New CCE may also have to pay special damages of up to $200 million under certain circumstances. If CCE or New CCE intentionally and recklessly disregards its obligations under the Merger Agreement or fails to cure any breach of a covenant, then TCCC may seek special damages which are not capped against CCE or New CCE which could include exemplary, punitive, consequential incidental, indirect or special damages or lost profits. In addition, under the tax sharing agreement among CCE, New CCE and TCCC, New CCE will indemnify TCCC and its affiliates from and against certain taxes the responsibility for which the parties have specifically agreed to allocate to New CCE, as well as any taxes and losses by reason of or arising from certain breaches by New CCE of representations, covenants, or obligations under the Merger Agreement or the tax sharing agreement and, in certain situations, New CCE will pay to TCCC (i) an amount equal to a portion of the transfer taxes incurred in connection with the separation; (ii) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by New CCE in connection with the conduct of its business or outside the ordinary course of business or that are otherwise inconsistent with past practice; (iii) the difference (if any) between the amount of certain tax benefits intended to be available to CCE following the separation and the amount of such benefits actually available to CCE as determined for U.S. federal income tax purposes.

The agreement contains specified termination rights for both CCE and TCCC, including that upon termination under specified circumstances, CCE would be required to pay TCCC a termination fee of $200 million, and TCCC would be required to pay CCE an amount equal to twice the amount of CCE’s actual out of pocket expenses related to the transaction not to exceed $100 million. During the first quarter of 2010, CCE incurred expenses totaling $17 million related to the transaction and expects to incur total expenses of approximately $100 million.

CCE has been named in a number of lawsuits relating to the transaction. For additional information about these lawsuits, refer to Note 8.

New CCE intends to finance the Norway-Sweden Acquisition and the Cash Consideration in the Merger using a combination of existing cash, payments received from TCCC at the effective time of the Merger, and debt financing obtained in either the public or private markets. New CCE will also seek a committed credit facility with a line of credit to provide for New CCE’s working capital needs and for general corporate purposes after the Merger. After the separation, New CCE will no longer benefit from any financing arrangements with, or cash advances from, CCE.

In connection with the closing of the transaction, the Company expects to (1) sign license agreements with TCCC for each New CCE territory with a term of 10 years and containing a 10-year renewal at the Company’s option (subject to certain conditions), and (2) sign a 5-year agreement with TCCC to implement an incidence-based concentrate pricing model across its territories. This concentrate pricing model will help ensure that system interests are aligned among all packages and channels.

Business

The Company is a marketer, producer, and distributor of nonalcoholic beverages. The Company markets, produces, and distributes its products to customers and consumers through licensed territory agreements in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. The Company operates in the highly competitive beverage industry and faces strong competition from other general and specialty beverage companies. The Company’s financial results, like those of other beverage companies, are affected by a number of factors including, but not limited to, cost to manufacture and distribute products, general economic conditions, consumer preferences, local and national laws and regulations, availability of raw materials, fuel prices, and weather patterns.

Sales of the Company’s products tend to be seasonal, with the second and third quarters accounting for higher unit sales of the Company’s products than the first and fourth quarters. In a typical year, the Company earns more than 60 percent of its annual operating income during the second and third quarters of the year.

Basis of Presentation

The accompanying Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from CCE’s Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that will comprise New CCE as of the effective time of the Merger. These legal entities include all that were previously part of CCE’s European operations, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. All significant intercompany accounts and transactions between the legal entities that comprise New CCE have been eliminated. The Company has evaluated certain events and transactions occurring after December 31, 2009 and through May 25, 2010.

The Combined Financial Statements also include an allocation of certain corporate expenses related to services provided to the Company by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated to the Company based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented (refer to Note 3).

Total interest expense represents interest incurred on the Company’s third-party debt, as well as amounts due to CCE. No interest expense incurred by CCE has been allocated to the Company as CCE’s third party debt is not specifically related to the Company’s operations.

Total equity represents CCE’s interest in the recorded net assets of the Company, as well as other comprehensive income or loss attributable to the Company. The CCE net investment balance represents the cumulative net investment by CCE in the Company, including any prior net income and certain transactions between the Company and CCE, such as allocated expenses.

Use of Estimates

The preparation of the Combined Financial Statements and accompanying notes requires estimates and assumptions by management that affect reported amounts. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes net operating revenues when all of the following conditions are met: (1) evidence of a binding arrangement exists (generally, purchase orders); (2) products have been delivered and there is no future performance required; and (3) amounts are collectible under normal payment terms. For product sales, these conditions typically occur when the products are delivered to or picked up by the Company’s customers and, in the case of full-service vending, when cash is collected from vending machines. Revenue is stated net of sales discounts and marketing and promotional incentives paid to customers.

Customer Marketing Programs and Sales Incentives

The Company participates in various programs and arrangements with customers designed to increase the sale of its products by these customers. Among the programs are arrangements under which allowances can be earned by customers for attaining agreed-upon sales levels or for participating in specific marketing programs. Coupon programs are also developed on a customer and territory specific basis with the intent of increasing sales by all customers. The Company believes its participation in these programs is essential to ensuring volume and revenue growth in a competitive marketplace. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.8 billion, $1.2 billion, and $1.1 billion in 2009, 2008, and 2007, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction.

Under customer programs and arrangements that require sales incentives to be paid in advance, the Company amortizes the amount paid over the period of benefit or contractual sales volume. When incentives are paid in arrears, the Company accrues the estimated amount to be paid based on the program’s contractual terms, expected customer performance, and/or estimated sales volume.

Licensor Support Arrangements

The Company participates in various funding programs supported by TCCC or other licensors whereby the Company receives funds from the licensors to support customer marketing programs or other arrangements that promote the sale of the licensors’ products. Under these programs, certain costs incurred by the Company are reimbursed by the applicable licensor. Payments from TCCC and other licensors for marketing programs and other similar arrangements to promote the sale of products are classified as a reduction in cost of sales, unless the Company can overcome the presumption that the payment is a reduction in the price of the licensor’s products. Payments for marketing programs are recognized as product is sold.

For additional information about the Company’s transactions with TCCC, refer to Note 3.

Shipping and Handling Costs

Shipping and handling costs related to the movement of finished goods from manufacturing locations to sales distribution centers are included in cost of sales. Shipping and handling costs incurred to move finished goods from sales distribution centers to customer locations are included in selling, delivery, and administrative (SD&A) expenses and totaled approximately $247 million, $272 million, and $247 million in 2009, 2008, and 2007, respectively. Customers do not pay the Company separately for shipping and handling costs.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturity dates of less than three months when purchased.

Trade Accounts Receivable

The Company sells its products to retailers, wholesalers, and other customers and extends credit, generally without requiring collateral, based on the Company’s evaluation of the customer’s financial condition. While the Company has a concentration of credit risk in the retail sector, the Company believes this risk is mitigated due to the diverse nature of the customers it serves, including, but not limited to, their type, geographic location, size, and beverage channel. Potential losses on receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date. The Company carries its trade accounts receivable at net realizable value. Typically, accounts receivable are collected on average within 60 to 70 days and do not bear interest. The Company monitors its exposure to losses on receivables and maintains allowances for potential losses or adjustments. The Company determines these allowances by (1) evaluating the aging of receivables; (2) analyzing historical sales adjustments; and (3) reviewing high-risk customers. Past due receivable balances are written-off when efforts have been unsuccessful in collecting the amount due. The Company also carries credit insurance on a portion of its accounts receivable balance.

The following table summarizes the change in the Company’s allowance for losses on trade accounts receivable for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Beginning balance	$15	$18	$15
Provision	2	2	4
Write-offs	(4)	(5)	(1)

Ending balance	$13	$15	$18

Inventories

The Company values its inventories at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The following table summarizes the Company’s inventories as of December 31, 2009 and 2008 (in millions):

	2009	2008
Finished goods	$193	$166
Raw materials and supplies	95	88

Total inventories	$288	$254

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs that do not extend the useful life of an asset or add new functionality are expensed as incurred. Depreciation is recorded using the straight-line method over the respective estimated useful lives of the Company’s assets. Cold drink equipment and containers, such as reusable crates, shells, and bottles, are depreciated using the straight-line method over the estimated useful life of each group of equipment, as determined using the group-life method. Under this method, the Company does not recognize gains or losses on the disposal of individual units of equipment when the disposal occurs in the normal course of business. The Company capitalizes the costs of refurbishing cold drink equipment and depreciates those costs over the estimated period until the next scheduled refurbishment or until the equipment is retired. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement. The following table summarizes the classification of depreciation and amortization expense on the Company’s Combined Statements of Operations during the years ended December 31, 2009, 2008, and 2007:

Statements of Operations Location	2009	2008	2007
Selling, delivery, and administrative expenses	$177	$192	$207
Cost of sales	103	102	90

Total depreciation and amortization	$280	$294	$297

The Company’s interest in assets acquired under capital leases are included in property, plant, and equipment and primarily relate to buildings and fleet assets. Amortization of capital lease assets is included in depreciation expense. The net present value of amounts due under capital leases, including residual value guarantees, are recorded as liabilities and are included in total debt. Refer to Note 6.

The Company assesses the recoverability of the carrying amount of property, plant, and equipment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the expected undiscounted future cash flows of the asset or asset group, the Company records an impairment loss equal to the excess of the carrying amount over the estimated fair value of the asset or asset group.

The Company capitalizes certain development costs associated with internal use software, including external direct costs of materials and services and payroll costs for employees devoting time to a software project. Costs incurred during the preliminary project stage, as well as costs for maintenance and training, are expensed as incurred.

The following table summarizes the Company’s property, plant, and equipment as of December 31, 2009 and 2008 (in millions):

	2009	2008	Useful Life
Land	$125	$115	n/a
Building and improvements	773	719	20 to 40 years
Machinery, equipment, and containers	1,328	1,174	3 to 20 years
Cold drink equipment	1,403	1,331	5 to 13 years
Vehicle fleet	100	97	5 to 20 years
Furniture, office equipment, and software	243	228	3 to 10 years

Property, plant, and equipment	3,972	3,664
Less: Accumulated depreciation and amortization	2,188	1,953

	1,784	1,711
Construction in process	99	74

Property, plant, and equipment, net	$1,883	$1,785

Income Taxes

The Company computes and reports income taxes on a separate return basis and recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of its assets and liabilities. The Company establishes valuation allowances if the Company believes that it is more likely than not that some or all of its deferred tax assets will not be realized. The Company does not recognize a tax benefit unless the Company concludes that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, in the Company’s judgment, is greater than 50 percent likely to be realized. The Company records interest and penalties related to unrecognized tax positions in interest expense, net and other nonoperating income (expense), net, respectively. Refer to Note 10.

The Company records the majority of taxes collected from customers and remitted to governmental authorities on a net basis (i.e. excluded from net operating revenues). Certain excise and packaging taxes, which totaled approximately $185 million during 2009, 2008, and 2007, were recorded on a gross basis (i.e. included in net operating revenues).

Currency Translation

The assets and liabilities of the Company’s operations are translated from local currencies into the Company’s reporting currency, U.S. dollars, at currency exchange rates in effect at the end of a reporting period.

Gains and losses from the translation of the Company’s entities are included in accumulated other comprehensive income (loss) (AOCI). Refer to Note 12. Revenues and expenses are translated at average monthly currency exchange rates. Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in other nonoperating income (expense), net.

Fair Values Measurements

The fair values of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying amounts due to their short-term nature. The fair values of the Company’s debt instruments are calculated based on debt with similar maturities and credit quality and current market interest rates (refer to Note 6). The estimated fair values of the Company’s derivative instruments are calculated based on market rates to settle the instruments (refer to Note 5). These values represent the estimated amounts the Company would receive upon sale or pay upon transfer, taking into consideration current market rates and creditworthiness.

The following tables summarize the Company’s non-pension financial assets and liabilities recorded at fair value on a recurring basis (at least annually) as of December 31, 2009 and 2008 (in millions):

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds(A)	$143	$—	$143	$—
Derivative assets(B)	32	—	32	—

Total assets	$175	$—	$175	$—

Derivative liabilities(B)	$(16)	$—	$(16)	$—

	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets(B)	$45	$—	$45	$—

Derivative liabilities(B)	$(3)	$—	$(3)	$—

(A)

The Company has investments in certain money market funds that hold government securities. The Company classifies these investments as cash equivalents due to their short-term nature and the ability for them to be readily converted into known amounts of cash. The carrying value of these investments approximates fair value because of their short maturities. These investments are not publicly traded, so their fair value is determined based on the values of the underlying investments in the money market funds.

(B)

The Company calculates derivative asset and liability amounts using a variety of valuation techniques, depending on the specific characteristics of the hedging instrument, taking into account credit risk.

Derivative Financial Instruments

The Company utilizes derivative financial instruments to mitigate its exposure to certain market risks associated with ongoing operations. The primary risks that the Company seeks to manage through the use of derivative financial instruments include interest rate risk, currency exchange risk, and commodity price risk. All derivative financial instruments are recorded at fair value on the Combined Balance Sheets. The Company does not use derivative financial instruments for trading or speculative purposes. While certain of the Company’s derivative instruments are designated as hedging instruments, the Company also enters into derivative instruments that are designed to hedge a risk, but are not designated as hedging instruments (referred to as an “economic hedge” or “non-designated hedges”). Changes in the fair value of these non-designated hedging instruments are recognized in the expense line item that is consistent with the nature of the hedged risk. The Company is exposed to counterparty credit risk on all of its derivative financial instruments. The Company has established and maintains strict counterparty credit guidelines and enters into hedges only with financial institutions that are investment grade or better. The Company continuously monitors counterparty credit risk, and utilizes numerous counterparties to minimize its exposure to potential defaults. The Company does not require collateral under these agreements. Refer to Note 5.

Note 2

FRANCHISE LICENSE INTANGIBLE ASSETS

The following table summarizes the changes in the Company’s net franchise license intangible assets for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Beginning balance	$3,230	$4,075	$3,921
Currency translation adjustments	257	(845)	154

Ending balance	$3,487	$3,230	$4,075

The Company’s franchise license agreements contain performance requirements and convey to the Company the rights to distribute and sell products of the licensor within specified territories. The Company’s agreements with TCCC have 10-year terms and expire on December 31, 2017. While these agreements contain no automatic right of renewal beyond that date, the Company believes that its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. The Company has never had a franchise license agreement with TCCC terminated due to nonperformance of the terms of the agreement or due to a decision by TCCC to terminate an agreement at the expiration of a term. After evaluating the contractual provisions of the Company’s franchise license agreements, the mutually beneficial relationship with TCCC, and the Company’s history of renewals, the Company has assigned indefinite lives to all of its franchise license intangible assets.

The Company does not amortize its franchise license intangible assets. Instead, the Company tests these assets for impairment annually, or more frequently if facts or circumstances indicate they may be impaired. The annual testing date for impairment purposes is the last reporting day of October, which was established when the Company discontinued the amortization of its franchise license intangible assets in 2002. The impairment tests for the Company’s franchise license intangible assets involves comparing the estimated fair value of franchise license intangible assets for a reporting unit to its carrying amount to determine if a write down to fair value is required. If the carrying amount of the franchise license intangible assets exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess, not to exceed the carrying amount. Any subsequent recoveries in the estimated fair values of the Company’s franchise license intangible assets are not recorded. The fair values calculated in these impairment tests are determined using discounted cash flow models involving assumptions that are based upon what the Company believes a hypothetical marketplace participant would use in estimating fair value on the measurement date.

During 2009, 2008, and 2007, the Company’s franchise license intangible assets were included as part of CCE’s impairment testing. CCE performed its impairment tests at its operating segment level, which were CCE’s reporting units. The results of the impairment tests performed by CCE during these periods indicated that the fair value of the Company’s franchise license intangible assets (CCE’s European operating segment) exceeded their carrying amounts by a substantial margin. On a stand-alone basis, the Company’s reporting unit continues to be its operating segment, as described in Note 13.

Note 3

RELATED PARTY TRANSACTIONS

Transactions with TCCC

The Company is a marketer, producer, and distributor principally of products of TCCC with greater than 95 percent of the Company’s sales volume consisting of sales of TCCC products. The Company’s license arrangements with TCCC are governed by product licensing agreements. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected the Company’s Combined Statements of Operations for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$21	$20	$21

Amounts affecting cost of sales:
Purchases of concentrate, mineral water, and juice	$(1,971)	$(2,034)	$(1,935)
Purchases of finished products	(26)	(21)	(29)
Marketing support funding earned	168	186	195
Cold drink equipment placement funding earned	—	—	26

Total	$(1,829)	$(1,869)	$(1,743)

Fountain Syrup and Packaged Product Sales

The Company acts as a billing and delivery agent for TCCC in certain territories for certain chain fountain customers on behalf of TCCC and receives distribution fees from TCCC for those sales. The Company invoices and collects amounts receivable for these fountain syrup sales on behalf of TCCC. The Company also sells bottle and can products to TCCC at prices that are generally similar to the prices charged by CCE to CCE’s major customers.

Purchases of Concentrate, Mineral Water, Juice, and Finished Products

The Company purchases concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC’s products under product licensing agreements. The Company also purchases finished products from TCCC for sale within certain territories. The product licensing agreements give TCCC complete discretion to set prices of concentrate and finished products. Pricing of mineral water is also based on contractual arrangements with TCCC.

Marketing Support Funding Earned and Other Arrangements

The Company and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which the Company operates. The amounts to be paid to the Company by TCCC under the programs are generally determined annually and are periodically reassessed as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs with other licensees may differ. Marketing support funding programs granted to the Company, intended to offset a portion of the costs of the programs, provide financial support principally based on product sales or upon the completion of stated requirements.

CCE acts as TCCC’s Local Marketing Partner (referred to herein as LMP) for local fountain accounts in certain territories pursuant to a Local Marketing Partner Program Agreement with TCCC. CCE provides, among other things, account management, equipment, service and reporting in exchange for funding paid on both delivered and non-delivered fountain sales to local accounts in the territory.

Other Transactions

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material to the Company’s Combined Financial Statements.

Cold Drink Equipment Placement Programs

The Company is party to the Cold Drink Equipment Purchase Partnership Programs (Jumpstart Programs) between CCE and TCCC. The Jumpstart Programs are designed to promote the purchase and placement of cold drink equipment. By the end of 2007, the Company had met its obligations to purchase and place cold drink equipment (principally vending machines and coolers). Under the Jumpstart Programs, as amended, the Company agrees to:

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•

Report annually to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a contractually stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is only required if it is determined that, on average, sufficient volume is not being generated, and it would help to ensure the Company’s performance under the Jumpstart Programs.

Historically, the Company’s throughput on equipment placed under the Jumpstart Programs has generally exceeded the throughput requirements of the Jumpstart Programs by more than two times.

Transactions with CCE

Amounts Due To/From CCE

The Company has amounts due to/from CCE that have various maturity dates and are typically issued at fixed interest rates that approximate interest rates in effect at the time of issuance. The total amount due to CCE was $1.0 billion and $1.2 billion as of December 31, 2009 and 2008, respectively. These amounts are included in amounts due to CCE on the Company’s Combined Balance Sheets. Interest expense on these amounts totaled $68 million, $60 million, and $62 million during 2009, 2008, and 2007, respectively. The total amount due from CCE was $346 million and $276 million as of December 31, 2009 and 2008, respectively. These amounts are included in amounts due from CCE on the Company’s Combined Balance Sheets. Interest income on these amounts totaled $9 million, $15 million, and $17 million during 2009, 2008, and 2007, respectively. For additional information about the Company’s amounts due to/from CCE, refer to Note 6.

Allocation of CCE Corporate Expenses

The Combined Financial Statements also include an allocation of certain corporate expenses related to services provided to the Company by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented. During 2009, 2008, and 2007, the Company’s allocated expenses from CCE’s corporate operating segment totaled $168 million, $139 million, and $118 million, respectively. The Company expects its annual corporate operating expenses to total approximately $185 million (amount is unaudited) as an independent company.

Note 4

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table summarizes the Company’s accounts payable and accrued expenses as of December 31, 2009 and 2008 (in millions):

	2009	2008
Trade accounts payable	$440	$350
Accrued marketing costs	447	412
Accrued compensation and benefits	235	186
Accrued taxes	130	91
Accrued deposits	77	76
Other accrued expenses	113	107

Accounts payable and accrued expenses	$1,442	$1,222

Note 5

DERIVATIVE FINANCIAL INSTRUMENTS

The following table summarizes the fair value of the Company’s assets and liabilities related to derivative financial instruments, and the respective line items in which they were recorded in the Company’s Combined Balance Sheets as of December 31, 2009 and 2008 (in millions):

	Balance Sheets Location	2009	2008
Assets:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Prepaid expenses and other current assets	$15	$3
Interest rate swap agreements	Other noncurrent assets, net	—	12
Non-U.S. currency contracts(B)	Prepaid expenses and other current assets	8	28

Total		23	43

Derivatives not designated as hedging instruments:
Non-U.S. currency contracts	Prepaid expenses and other current assets	—	2
Commodity contracts	Prepaid expenses and other current assets	9	—

Total		9	2

Total Assets		$32	$45

Liabilities:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Accounts payable and accrued expenses	$1	$3
Non-U.S. currency contracts(B)	Accounts payable and accrued expenses	4	—
Non-U.S. currency contracts	Other long-term obligations	11	—

Total Liabilities		$16	$3

(A)	Amounts include the gross interest receivable or payable on the Company’s interest rate swap agreements.
(B)	Amounts include the gross interest receivable or payable on the Company’s cross currency swap agreements.

Fair Value Hedges

To mitigate exposure to changes in the fair value of fixed-rate debt resulting from fluctuations in interest rates, the Company utilizes certain interest rate swap agreements designated as fair value hedges. The gain or loss on the derivative and the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized immediately in interest expense, net. The following table summarizes the Company’s outstanding interest rate swap agreements designated as fair value hedges as of December 31, 2009 and 2008:

	2009		2008
Type	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Fixed-to-floating interest rate swap	EUR 300 million	November 2010	EUR 300 million	November 2010

The following table summarizes the effect of the derivative financial instruments designated as fair value hedges on the Company’s Combined Statements of Operations for the years ended December 31, 2009 and 2008 (in millions):

Fair Value Hedging Instruments(A)	Statements of Operations Location	2009	2008
Interest rate swap agreements	Interest expense, net	$—	$14
Fixed-rate debt	Interest expense, net	—	(14)

(A)	The amount of ineffectiveness associated with these hedges was not material.

Cash Flow Hedges

Cash flow hedges are used to mitigate the Company’s exposure to changes in cash flows attributable to currency fluctuations associated with certain forecasted transactions, including purchases of raw materials and services denominated in non-functional currencies, and the payment of interest and principal on debt issuances in non-functional currencies. Effective changes in the fair value of these cash flow hedging instruments are recognized in AOCI on the Company’s Combined Balance Sheets. The effective changes are then recognized in the period that the forecasted purchases or payments impact earnings in the expense line item that is consistent with the nature of the underlying hedged item. Any changes in the fair value of these cash flow hedges that are the result of ineffectiveness are recognized immediately in the expense line item that is consistent with the nature of the underlying hedged item. The following table summarizes the Company’s outstanding cash flow hedges as of December 31, 2009 and 2008 (all contracts denominated in a non-U.S. currency have been converted into USD using the period end spot rate):

	2009		2008
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 457 million	March 2013	USD 188 million	December 2009

The following tables summarize the net of tax effect of derivative financial instruments designated as cash flow hedges on the Company’s AOCI and Combined Statements of Operations and for the years ended December 31, 2009 and 2008 (in millions):

	Amount of Gain (Loss) Recognized in AOCI on Derivative Instruments(A)
Cash Flow Hedging Instruments	2009	2008
Non-U.S. currency contracts	$(11)	$23

		Amount of Gain (Loss) Reclassified from AOCI into Earnings(B)
Cash Flow Hedging Instruments	Statements of Operations Location	2009	2008
Non-U.S. currency contracts	Cost of sales	$15	$5
Non-U.S. currency contracts	Other nonoperating income (expense), net	(10)	—

Total		$5	$5

(A)	The amount of ineffectiveness associated with these hedges was not material.
(B)

Over the next 12 months, deferred gains totaling $1 million are expected to be reclassified from AOCI into the expense line item that is consistent with the nature of the underlying hedged item as the forecasted transactions occur.

Economic (Non-designated) Hedges

The Company periodically enters into derivative instruments that are designed to hedge various risks, but are not designated as hedging instruments. These hedged risks include those related to currency and commodity price fluctuations associated with certain forecasted transactions, including purchases of raw materials in non-functional currencies, vehicle fuel, and aluminum. The following table summarizes the Company’s outstanding economic hedges as of December 31, 2009 and 2008:

	2009		2008
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 11 million	December 2010	USD 78 million	December 2009
Commodity hedges(A)	USD 55 million	December 2010	USD 12 million	December 2009

(A)	Commodity hedges relate to the Company’s purchases of vehicle fuel and aluminum.

Changes in the fair value of outstanding economic hedges are recognized each reporting period in the expense line item that is consistent with the nature of the hedged risk. The following table summarizes the effect derivative financial instruments not designated in specified hedging arrangements on the Company’s Combined Statements of Operations for the years ended December 31, 2009 and 2008 (in millions):

Statements of Operations Location	2009	2008
Cost of sales	$6	$—
Selling, delivery, and administrative expenses	1	(1)
Interest expense, net	(3)	—

Total	$4	$(1)

Beginning in the third quarter of 2009, mark-to-market gains/losses related to the Company’s non-designated hedges are included in the Company’s Corporate segment operating results (refer to Note 14) until such time the underlying hedge transaction affects the earnings of the Europe operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from the Company’s Corporate segment into the earnings of the Europe operating segment. This treatment allows the Company’s Europe operating segment to reflect the true economic effects of the non-designated hedge on the underlying hedged transaction in the period the hedged transaction occurs without experiencing the mark-to-market volatility associated with these hedges. Prior to the third quarter of 2009, out-of-year mark-to-market gains/losses related to non-designated hedges were not material.

During the year ended December 31, 2009, the Company’s Corporate segment included net mark-to-market gains on non-designated hedges totaling $10 million, which is included in cost of sales and will be reclassified into the earnings of the Europe operating segment when the underlying hedged transaction occurs during 2010. For additional information about the Company’s segment reporting, refer to Note 13.

Note 6

DEBT AND CAPITAL LEASES

The following table summarizes the Company’s debt as of December 31, 2009 and 2008 (in millions, except rates):

	2009		2008
	Principal Balance	Rates(A)	Principal Balance	Rates(A)
U.S. dollar commercial paper	$—	—%	$50	0.8%
Canadian dollar commercial paper	141	0.3	152	2.0
Euro notes due 2010	477	1.1	466	4.9
Canadian dollar notes due 2009(B)	—	—	123	5.9
Swiss Franc note due 2013(C)	193	4.4	—	—
Capital lease obligations(D)	44	—	44	—

Total third party debt(E)(F)	855		835
Less: current portion of third party debt	620		335

Third party debt, less current portion	$235		$500

Amounts due to CCE(G)	$1,015	5.8%	$1,243	5.5%
Less: current portion of amounts due to CCE	—		296

Amounts due to CCE, less current portion	$1,015		$947

(A)	These rates represent the weighted average interest rates or effective interest rates on the balances outstanding, as adjusted for the effects of interest rate swap agreements, if applicable.
(B)	In March 2009, a CAD 150 million ($118 million), 5.85 percent note matured.
(C)

In March 2009, the Company issued a 200 million Swiss Franc ($172 million), 3.0 percent note due in 2013. In connection with the issuance of this note, the Company entered into a fixed-rate cross-currency swap agreement designated as a cash flow hedge with a maturity corresponding to the underlying debt (refer to Note 5).

(D)	These amounts represent the present value of the Company’s minimum capital lease payments as of December 31, 2009 and 2008, respectively.
(E)	All of the Company’s outstanding third party debt is guaranteed by CCE.
(F)

The total fair value of the Company’s outstanding third party debt was $863 million and $830 million at December 31, 2009 and 2008, respectively. The fair value of the Company’s debt is determined using quoted market prices for publicly traded instruments, and for non-publicly traded instruments through a variety of valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk.

(G)

Due to the use of a centralized treasury function, CCE entered into certain debt arrangements on the Company’s behalf and remitted the third party proceeds from these issuances to the Company in the form of an intercompany loan. The loans entered into by the Company with CCE have various maturity dates and typically have fixed rates that approximate interest rates in effect at the time of issuance.

Future Maturities

The following table summarizes the Company’s third party debt maturities and capital lease obligations as of December 31, 2009 (in millions):

Years Ending December 31,	Debt Maturities
2010	$606
2011	12
2012	—
2013	193
2014	—
Thereafter	—

Third party debt, excluding capital leases	$811

Years Ending December 31,	Capital Leases
2010	$14
2011	14
2012	14
2013	4
2014	3
Thereafter	3

Total minimum lease payments	52
Less: amounts representing interest	8

Present value of minimum lease payments	44

Total third party debt	$855

The following table summarizes the Company’s amounts due to CCE as of December 31, 2009 (in millions):

Years Ending December 31,	Amounts Due to CCE
2010	$—
2011	458
2012	—
2013	—
2014	—
Thereafter	557

Amounts due to CCE	$1,015

Covenants

The Company’s outstanding notes contain various provisions that, among other things, require limitation of the incurrence of certain liens or encumbrances in excess of defined amounts. The Company was in compliance with these requirements as of December 31, 2009. These requirements currently are not, and it is not anticipated they will become, restrictive to the Company’s liquidity or capital resources.

Note 7

OPERATING LEASES

The Company leases land, office and warehouse space, computer hardware, machinery and equipment, and vehicles under noncancelable operating lease agreements expiring at various dates through 2017. Some lease agreements contain standard renewal provisions that allow the Company to renew the lease at rates equivalent to fair market value at the end of the lease term. Under lease agreements that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense under noncancelable operating lease agreements totaled $77 million, $93 million, and $88 million during 2009, 2008, and 2007, respectively.

The following table summarizes the Company’s minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2009 (in millions):

Years Ending December 31,	Operating Leases
2010	$66
2011	62
2012	56
2013	49
2014	46
Thereafter	45

Total minimum operating lease payments(A)	$324

(A)	Income associated with sublease arrangements is not significant.

Note 8

COMMITMENTS AND CONTINGENCIES

Purchase Commitments

The Company has noncancelable purchase agreements with various suppliers that specify a fixed or minimum quantity that it must purchase. All purchases made under these agreements are subject to standard quality and performance criteria. The following table summarizes the Company’s purchase commitments as of December 31, 2009 (in millions):

Years ending December 31,	Purchase Commitments(A)
2010	$324
2011	242
2012	84
2013	34
2014	23
Thereafter	—

Total purchase commitments	$707

(A)

These commitments do not include amounts related to supply agreements that require the Company to purchase a certain percentage of its future raw material needs from a specific supplier, since such agreements do not specify a fixed or minimum quantity.

Legal Contingencies

In connection with the agreements entered into between CCE and TCCC, three putative class action lawsuits were filed in the Superior Court of Fulton County, Georgia, and five putative class action lawsuits were filed in Delaware Chancery Court between the announcement date, and the present. The lawsuits are all similar and assert claims on behalf of CCE’s shareholders for various breaches of fiduciary duty in connection with the agreement. The lawsuits name CCE, the CCE Board, and TCCC as defendants. Plaintiffs in each case seek to enjoin the transaction, to declare the deal void and rescind the transaction if it is consummated, to require disgorgement of all profits the defendants receive from the transaction, and to recover damages, attorneys’ fees, and litigation expenses. The Georgia cases were consolidated by orders entered March 25, 2010 and April 9, 2010, and the Delaware cases were consolidated on March 16, 2010. CCE believes the cases to be without merit and intends to defend them vigorously. For additional information about the agreements, refer to Note 1.

During early 2008, the United Kingdom’s Office of Fair Trading (OFT) commenced an investigation in connection with the four largest grocery retailers in the United Kingdom, as well as a large number of their suppliers, including the Company, regarding alleged involvement in the coordination of retail prices among retailers. As part of the investigation, the OFT sent the Company a request for information, and the Company provided the requested information to the OFT for their inspection. The first inspection of data occurred in October 2008. The OFT completed their initial evidence review in November 2009. In February 2010, the Company met with the OFT to discuss the scope of the investigation and next steps. The OFT advised the Company that it had reasonable grounds for suspecting an infringement by the Company; however based on current evidence it has not formed a “belief” that an infringement has occurred. The OFT has requested additional information from the Company and certain of the Company’s retail customers, but has not reached a decision regarding the Company’s alleged involvement in the coordination of retail prices. Because the investigation is still in its early stages, it is not possible for the Company to predict the ultimate outcome of this matter at this time.

Tax Audits

The Company’s tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which the Company does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. The Company believes it has adequately provided for any assessments that could result from these audits where it is more likely than not that the Company will pay some amount.

Workforce (Unaudited)

At December 31, 2009, the Company employed approximately 11,000 people. A majority of the Company’s employees are covered by collectively bargained labor agreements, most of which do not expire. However, wage rates must be renegotiated at various dates through 2012. The Company believes that it will be able to renegotiate subsequent agreements upon satisfactory terms.

Indemnifications

In the normal course of business, the Company enters into agreements that provide general indemnifications. The Company has not made significant indemnification payments under such agreements in the past, and the Company believes the likelihood of incurring such a payment obligation in the future is remote. Furthermore, the Company cannot reasonably estimate future potential payment obligations because the Company cannot predict when and under what circumstances they may be incurred. As a result, the Company has not recorded a liability in its Combined Financial Statements with respect to these general indemnifications.

Note 9

EMPLOYEE BENEFIT PLANS

Pension Plans

The Company sponsors a number of defined benefit pension plans. All pension plans are measured as of December 31.

Net Periodic Benefit Costs

The following table summarizes the net periodic benefit costs of the Company’s pension plans for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007(A)
Components of net periodic benefit costs:
Service cost	$34	$45	$48
Interest cost	46	47	39
Expected return on plan assets	(56)	(63)	(54)
Amortization of prior service costs	3	1	—
Amortization of actuarial loss	—	3	6

Net periodic benefit cost	27	33	39
Other	7	—	—

Total costs	$34	$33	$39

(A)	Greater than 85 percent of the Company’s pension plans in 2007 were measured as of September 30.

Actuarial Assumptions

The following table summarizes the weighted average actuarial assumptions used to determine the net periodic benefit costs of the Company’s pension plans for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007(A)
Discount rate	6.3%	5.5%	4.9%
Expected return on assets	7.1	7.5	7.5
Rate of compensation increase	3.8	3.8	3.4

(A)	Greater than 85 percent of the Company’s pension plans in 2007 were measured as of September 30.

The following table summarizes the weighted average actuarial assumptions used to determine the benefit obligations of the Company’s pension plans at the measurement date:

	2009	2008
Discount rate	5.6%	6.3%
Rate of compensation increase	4.0	3.8

Benefit Obligation and Fair Value of Plan Assets

The following table summarizes the changes in the Company’s pension plan benefit obligations and the fair value of the Company’s plan assets as of the measurement date (in millions):

	2009	2008
Reconciliation of benefit obligation:
Benefit obligation at beginning of plan year	$696	$885
Service cost	34	45
Interest cost	46	47
Plan participants’ contributions	10	12
Amendments	—	1
Actuarial loss (gain)	112	(95)
Benefit payments	(27)	(24)
Currency translation adjustments	64	(193)
Impact of changing measurement date	—	18
Other	8	—

Benefit obligation at end of plan year	$943	$696

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of plan year	$598	$891
Actual gain (loss) on plan assets	111	(180)
Employer contributions	87	65
Plan participants’ contributions	10	12
Benefit payments	(27)	(24)
Currency translation adjustments	59	(183)
Impact of changing measurement date	—	17

Fair value of plan assets at end of plan year	$838	$598

The following table summarizes the projected benefit obligation (PBO), the accumulated benefit obligation (ABO), and the fair value of plan assets for the Company’s pension plans with an ABO in excess of plan assets and for the Company’s pension plans with a PBO in excess of plan assets (in millions):

	2009	2008
Information for plans with an ABO in excess of plan assets:
PBO	$48	$40
ABO	40	32
Fair value of plan assets	3	4

Information for plans with a PBO in excess of plan assets:
PBO	$881	$696
ABO	647	528
Fair value of plan assets	771	598

Funded Status

The following table summarizes the funded status of the Company’s pension plans as of the measurement date and the amounts recognized in the Company’s Combined Balance Sheets (in millions):

	2009	2008
Funded status:
PBO	$(943)	$(696)
Fair value of plan assets	838	598

Net funded status	(105)	(98)

Funded status—overfunded	4	—
Funded status—underfunded	$(109)	$(98)

Amounts recognized in the balance sheet consist of:
Noncurrent assets	$4	$—
Current liabilities	(6)	(3)
Noncurrent liabilities	(103)	(95)

Net amounts recognized	$(105)	$(98)

The ABO for the Company’s pension plans as of the measurement dates was $707 million in 2009 and $528 million in 2008.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the amounts recorded in AOCI, which have not yet been recognized as a component of net periodic benefit cost (pretax; in millions):

	2009	2008
Amounts in AOCI:
Prior service cost	$15	$18
Net losses	265	185

Amounts in AOCI	$280	$203

The following table summarizes the changes in AOCI for the year ended December 31, 2009 related to the Company’s pension plans (pretax; in millions):

	2009	2008
Reconciliation of AOCI:
AOCI at beginning of plan year	$203	$101
Prior service cost recognized during the year	(3)	(1)
Net losses recognized during the year	—	(3)
Prior service cost occurring during the year	—	1
Net losses occurring during the year	57	148
Impact of changing measurement date	—	14
Other adjustments	1	1

Net adjustments to AOCI	55	160
Currency exchange rate changes	22	(58)

AOCI at end of plan year	$280	$203

The following table summarizes the amounts in AOCI expected to be amortized and recognized as a component of net periodic benefit cost in 2010 (pretax; in millions):

2010
Amortization of prior service credit	$2
Amortization of net losses	8

Total amortization expense	$10

Pension Plan Assets

The Company has established formal investment policies for the assets associated with its pension plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Investment policies reflect the unique circumstances of the respective plans and include requirements designed to mitigate risk including quality and diversification standards. Asset allocation targets are based on periodic asset liability and/or risk budgeting study results which help determine the appropriate investment strategies for acceptable risk levels. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rates of return are based on a January 2010 review of such rates.

Factors such as asset class allocations, long-term rates of return (actual and expected), and results of periodic asset liability modeling studies are considered when constructing the long-term rate of return assumption for the Company’s pension plans. While historical rates of return play an important role in the analysis, the Company also takes into consideration data points from other external sources if there is a reasonable justification to do so. The following table summarizes the Company’s weighted average pension asset allocations as of the measurement date and the expected long-term rates of return by asset category:

	Weighted Average Allocation			Weighted Average Expected Long-Term Rate of Return(A)
	Target	Actual
Asset Category	2010	2009	2008
Equity securities	60%	66%	64%	8.0%
Fixed income securities	24	18	22	4.4
Short-term investments	1	4	0	0.0
Other investments(B)	15	12	14	7.8

Total	100%	100%	100%	7.1%

(A)	The weighted average expected long-term rate of return by asset category is based on the Company’s target allocation.
(B)	Other investments generally include hedge funds, real estate funds, multi-asset common trust funds, and insurance contracts.

The following table summarizes the Company’s pension plan assets measured at fair value on a recurring basis (at least annually) as of December 31, 2009 (in millions):

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:(A)
U.S. large cap	$2	$—	$2	$—
International	535	155	380	—
Common trust funds	10	—	10	—
Fixed income securities:
Common trust funds(B)	140	—	140	—
Corporate bonds and notes(C)	2	—	2	—
Non-U.S. government securities(C)	8	—	8	—
Short-term investments(D)	38	34	4	—
Other investments:
Real estate funds(E)	44	—	44	—
Insurance contracts(F)	36	—	33	3
Multi-asset common trust funds(G)	23	—	23	—

	$838	$189	$646	$3

(A)

Equity securities are comprised of the following investment types: (1) common stock; (2) preferred stock; and (3) common trust funds. Investments in common and preferred stocks are valued using quoted market prices multiplied by the number of shares owned. Investments in mutual funds and common trust funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(B)

The underlying investments held in the common trust funds are actively managed fixed income investment vehicles that are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(C)

These investments are valued utilizing a market approach that includes various valuation techniques and sources such as value generation models, broker quotes in active and non-active markets, benchmark yields and securities, reported trades, issuer spreads, and/or other applicable reference data.

(D)	Short-term investments are valued at $1.00/unit, which approximates fair value. Amounts are generally invested in actively managed common trust funds or interest-bearing accounts.
(E)

Real estate funds are valued at net asset value, which is calculated using the most recent partnership financial reports, adjusted, as appropriate, for any lag between the date of the financial reports and the measurement date. As of December 31, 2009, it is not probable that the Company will sell these investments at an amount other than net asset value.

(F)	Insurance contracts are valued at book value, which approximates fair value, and is calculated using the prior year balance plus or minus investment returns and changes in cash flows.
(G)

Multi-asset common trust funds are comprised of equity securities, bonds, and term deposits, and are primarily invested in mutual funds. These investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

The following table summarizes the changes in the Company’s Level 3 pension plan assets for the year ended December 31, 2009 (in millions):

Insurance Contracts
Balance at December 31, 2008	$4
Purchases, sales, issuances and settlements, net	(1)

Balance at December 31, 2009	$3

Benefit Plan Contributions

The following table summarizes the contributions made to the Company’s pension plans for the years ended December 31, 2009 and 2008, as well as the Company’s projected contributions for the year ending December 31, 2010 (in millions):

	Actual(A)		Projected(A)
	2009	2008	2010
Total pension contributions	$87	$65	$79

(A)	These amounts represent only Company-paid contributions.

The Company funds its pension plans at a level to maintain, within established guidelines, the appropriate funded status for each country.

Benefit Plan Payments

Benefit payments are primarily made from funded benefit plan trusts. The following table summarizes the Company’s expected future benefit payments as of December 31, 2009 (in millions):

Years Ending December 31,	Pension Benefit Plan Payments(A)
2010	$33
2011	29
2012	33
2013	36
2014	38
2015 – 2019	273

(A)	These amounts represent only Company-funded payments and are unaudited.

Defined Contribution Plans

The Company sponsors qualified defined contribution plans covering substantially all of its employees in France, and certain employees in Great Britain and the Netherlands. The Company’s contributions to these plans totaled $6 million, $5 million, and $3 million in 2009, 2008, and 2007, respectively.

Note 10

INCOME TAXES

The following table summarizes the Company’s income before income taxes for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Income before income taxes	$727	$629	$568

The current income tax provision represents the estimated amount of income taxes paid or payable for the year, as well as changes in estimates from prior years. The deferred income tax provision represents the change in deferred tax liabilities and assets. The following table summarizes the significant components of income tax expense for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Total current	$131	$75	$85

Deferred:
Europe and Canada	11	43	26
Rate changes	9	(3)	(67)

Total deferred	20	40	(41)

Income tax expense	$151	$115	$44

The Company’s effective tax rate was a provision of 21 percent, 18 percent, and 8 percent for the years ended December 31, 2009, 2008, and 2007, respectively. The following table provides a reconciliation of the Company’s income tax expense at the statutory U.S. federal tax rate to the Company’s actual income tax expense for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
U.S. federal statutory tax expense	$255	$220	$199
Taxation of non-U.S. operations, net	(116)	(110)	(94)
Rate and law change expense (benefit), net(A)	9	(3)	(67)
Other, net	3	8	6

Total provision for income taxes	$151	$115	$44

(A)

In July 2007, the United Kingdom enacted a tax rate change that reduced the tax rate in the United Kingdom by 2 percentage points effective April 1, 2008. As a result, the Company recorded a deferred tax benefit of $67 million during 2007 to adjust its deferred taxes.

The following table summarizes, by major tax jurisdiction, the Company’s tax years that remain subject to examination by taxing authorities:

Tax Jurisdiction	Years Subject to Examination
Luxembourg	2004 – forward
Netherlands	2005 – forward
Canada	2006 – forward
Belgium, France, and United Kingdom	2007 – forward

The Company had approximately $750 million in cumulative undistributed non-U.S. earnings as of December 31, 2009. These earnings are exclusive of amounts that would result in little or no tax under current tax laws if remitted in the future. The earnings from the Company’s non-U.S. subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made in the Company’s Combined Financial Statements. A distribution of these non-U.S. earnings in the form of dividends, or otherwise, would subject the Company to both U.S. federal and state income taxes, as adjusted for foreign tax credits, and withholding taxes payable to the various non-U.S. countries. Determination of the amount of any unrecognized deferred income tax liability on these undistributed earnings is not practicable.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table summarizes the significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 and 2008 (in millions):

	2009	2008
Deferred tax liabilities:
Franchise license and other intangible assets	$1,019	$946
Property, plant, and equipment	177	163

Total deferred tax liabilities	1,196	1,109

Deferred tax assets:
Net operating loss and other carryforwards	(42)	(40)
Employee and retiree benefit accruals	(30)	(20)
Other, net	(18)	(14)

Total deferred tax assets	(90)	(74)
Valuation allowances on deferred tax assets	45	40

Net deferred tax liabilities	1,151	1,075
Current deferred income tax assets(A)	21	11

Noncurrent deferred income tax liabilities	$1,172	$1,086

(A)	Amounts are included in prepaid assets and other current assets.

The Company recognizes valuation allowances on deferred tax assets if, based on the weight of the evidence, the Company believes that it is more likely than not that some or all of its deferred tax assets will not be realized. As of December 31, 2009 and 2008, the Company had valuation allowances of $45 million and $40 million, respectively. The change in the Company’s valuation allowances was primarily due to currency exchange rate changes. The Company believes its remaining deferred tax assets will be realized because of the existence of sufficient taxable income within the carryforward period available under the tax law.

As of December 31, 2009, the Company’s net tax operating loss carryforwards totaled $147 million, the majority of which do not expire.

Note 11

SHARE-BASED COMPENSATION PLANS

Certain of the Company’s employees participate in share-based compensation plans sponsored by CCE. These plans provide the employees with non-qualified share options to purchase CCE stock or restricted shares (units) of CCE stock. Some of the awards contain performance or market conditions that are based on the stock price or performance of CCE. Compensation expense related to these share-based payment awards is included in the Company’s Combined Statement of Operations based on specific identification when possible or, when the expense was determined to be related to an employee that provided services to CCE as whole, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented.

As of December 31, 2009, employees of the Company had outstanding approximately 9.5 million share options and 4.3 million restricted shares (units) under plans sponsored by CCE. These amounts include all share-based awards issued by CCE to its employees in Europe and an estimate of share-based awards held by certain CCE corporate employees that are currently expected to be employed by New CCE.

In connection with the Merger, the CCE Board’s Compensation Committee approved a modification of certain share-based payment awards contingent upon a “change of control.” These awards were modified to ensure that the share-based payment awards held by CCE employees (including employees expected to be employed by New CCE) were fairly converted upon the closing of the transaction with TCCC. The modification of these awards did not result in a material change in the expected share-based compensation for these awards.

Upon the effective date of the Merger, the Company’s employees will have their CCE share-based awards converted into New CCE share-based awards. Such awards will be converted in a manner that provides the employee with the same intrinsic value in New CCE shares as the employee had in CCE shares immediately prior to the effective date of the Merger. Performance and/or service vesting requirements of converted share-based awards will still need to be satisfied for the awards to ultimately vest.

There are no outstanding share-based awards in any of the legal entities of New CCE.

Note 12

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net income and other adjustments, including items such as non-U.S. currency translation adjustments, hedges of net investments in non-U.S. subsidiaries, pension liability adjustments, and changes in the fair value of certain derivative financial instruments qualifying as cash flow hedges. The Company has not historically provided income taxes on currency translation adjustments, as the earnings from the Company’s non-U.S. subsidiaries were considered to be indefinitely reinvested (refer to Note 10). The following table summarizes the Company’s AOCI activity for the years ended December 31, 2009, 2008, and 2007 (in millions):

	Currency Translations	Pension Liability Adjustments(A)	Cash Flow Hedges	Total
Balance, December 31, 2006	$328	$(84)	$1	$245
Pretax activity, net	90	21	2	113
Tax effect	—	(12)	(1)	(13)

Balance, December 31, 2007	418	(75)	2	345
Pretax activity, net	(566)	(160)	26	(700)
Tax effect	—	46	(8)	38

Balance, December 31, 2008	(148)	(189)	20	(317)
Pretax activity, net	184	(55)	(23)	106
Tax effect	—	16	7	23

Balance, December 31, 2009	$36	$(228)	$4	$(188)

(A)	The 2008 activity included a $11 million net of tax loss as a result of changing the measurement date for the Company’s defined benefit pension plans from September 30 to December 31.

Note 13

OPERATING SEGMENT

The Company operates in one industry and has one operating segment. This segment derives its revenues from marketing, producing, and distributing nonalcoholic beverages. No single customer accounted for more than 10 percent of the Company’s 2009, 2008, or 2007 net operating revenues.

The Company’s segment operating income includes the segment’s revenue, if any, less substantially all its cost of production, distribution, and administration. The Company evaluates segment performance and allocates resources based on several factors, of which net operating revenues and operating income are the primary financial measures.

The Company’s corporate segment includes the allocation of certain corporate expenses related to services provided to the Company by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented. The Company expects its annual corporate operating expenses to total approximately $185 million (amount is unaudited) as an independent company.

Additionally, beginning in the third quarter of 2009, the mark-to-market gains/losses related to the Company’s non-designated hedges are included in the Company’s Corporate segment until such time as the underlying hedge transaction affects the earnings of the operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from the Corporate segment into the earnings of the operating segment. This treatment allows the Company’s operating segments to reflect the true economic effects of the underlying hedged transaction without experiencing the mark-to-market volatility associated with these non-designated hedges. Prior to the third quarter of 2009, out-of-year mark-to-market gains/losses related to the Company’s non-designated hedges were not material. For additional information about the Company’s non-designated hedges, refer to Note 5.

The following table summarizes selected financial information related to the Company’s operating segment for the years ended December 31, 2009, 2008, and 2007 (in millions):

	Europe	Corporate	Combined
2009
Net operating revenues(A)	$6,517	$—	$6,517
Operating income (loss)(B)	963	(158)	805
Interest expense, net—third party	—	24	24
Interest expense, net—CCE	—	59	59
Depreciation and amortization	270	10	280
Long-lived assets(C)	5,401	215	5,616
Capital asset investments	250	—	250
2008
Net operating revenues(A)	$6,619	$—	$6,619
Operating income (loss)	891	(139)	752
Interest expense, net—third party	—	74	74
Interest expense, net—CCE	—	45	45
Depreciation and amortization	283	11	294
Long-lived assets(C)	5,051	35	5,086
Capital asset investments	297	—	297
2007
Net operating revenues(A)	$6,246	$—	$6,246
Operating income (loss)(B)	810	(96)	714
Interest expense, net—third party	—	102	102
Interest expense, net—CCE	—	45	45
Depreciation and amortization	287	10	297
Capital asset investments	290	—	290

(A)

Great Britain contributed approximately 38 percent, 41 percent, and 44 percent of total net operating revenues during 2009, 2008, 2007, respectively. France contributed approximately 33 percent, 31 percent, and 29 percent of total net operating revenues during 2009, 2008, and 2007, respectively. Belgium contributed approximately 18 percent, 18 percent, and 17 percent of total net operating revenues during each 2009, 2008, and 2007, respectively. The Netherlands contributed approximately 11 percent, 10 percent, and 10 percent of total net operating revenues during 2009, 2008, and 2007, respectively.

(B)

The Company’s 2009 Corporate operating income includes net mark-to-market gains on its non-designated hedges totaling $10 million. These gains will be reclassified into the earnings of the Europe operating segment when the underlying hedged transaction occurs during 2010. For additional information about the Company’s non-designated hedges, refer to Note 5. The Company’s 2007 Corporate operating income includes $26 million of funding earned under the Jumpstart Programs. For additional information about the Company’s Jumpstart Programs, refer to Note 3.

(C)

Great Britain’s net property, plant, and equipment represented approximately 39 percent and 37 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. France’s net property, plant, and equipment represented approximately 26 percent and 27 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. Belgium’s net property, plant, and equipment represented approximately 26 percent and 23 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. The Netherland’s net property, plant, and equipment represented approximately 9 percent and 13 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. Amounts disclosed as long-lived assets in the Company’s Corporate segment include amounts due from CCE.

Note 14

RESTRUCTURING ACTIVITIES

The following table summarizes restructuring costs identified as specific to New CCE, by segment, for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Europe(A)	$7	$16	$9
Corporate(B)	22	12	6

Total(A)	$29	$28	$15

(A)	These amounts represent restructuring costs incurred by CCE’s European segment.
(B)

These amounts represent restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s European operating segment. These amounts do not include costs related to global CCE projects recorded by CCE’s corporate segment that were allocated to the Company based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented (refer to Note 3).

Supply Chain Initiatives and Business Optimization

During the year ended December 31, 2009, the Company recorded restructuring charges totaling $9 million primarily related to streamlining the Company’s cooler services business and harmonizing its plant operations. These charges were included in SD&A expenses. The Company expects to be substantially complete with these restructuring activities by the end of 2011.

The following table summarizes these restructuring activities for the year ended December 31, 2009 (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2008	$—	$—	$—
Provision	4	5	9
Cash payments	(2)	(5)	(7)
Other	(2)	—	(2)

Balance at December 31, 2009	$—	$—	$—

Business Reorganization and Process Standardization

During the years ended December 31, 2009, 2008, and 2007, the Company recorded restructuring charges totaling $20 million, $28 million, and $15 million, respectively, related to the creation of a more efficient supply chain and order fulfillment structure and to streamline and reduce the cost structure of back-office functions in the areas of accounting and human resources. As of December 31, 2009, the Company had completed these restructuring activities. The cumulative cost of this program was $63 million.

The following table summarizes these restructuring activities for the years ended December 31, 2009, 2008, and 2007 (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2006	$—	$—	$—
Provision	9	6	15
Cash payments	(5)	(5)	(10)
Other	(2)	—	(2)

Balance at December 31, 2007	2	1	3
Provision	16	12	28
Cash payments	(8)	(12)	(20)
Other	1	—	1

Balance at December 31, 2008	11	1	12
Provision	12	8	20
Cash payments	(8)	(8)	(16)
Other	1	—	1

Balance at December 31, 2009	$16	$1	$17

Note 15

SUBSEQUENT EVENTS

On October 2, 2010, pursuant to the Merger Agreement, TCCC completed its acquisition of CCE through the Merger of a newly created TCCC subsidiary with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. CCE continues to own and to be liable for a substantial majority of the assets and liabilities of CCE’s North American Business, including CCE’s accumulated benefit obligations relating to CCE’s North American Business. Immediately prior to the Merger, CCE separated its European operations and transferred those businesses, along with Coca-Cola Enterprises (Canada) Bottling Finance Company and a related portion of its corporate segment, to New CCE, which was renamed Coca-Cola Enterprises, Inc. For additional information about the Merger, refer to Note 1.

Concurrently with the Merger, New CCE acquired TCCC’s bottling operations in Norway and Sweden pursuant to the Norway-Sweden SPA, for a purchase price of $822 million plus a working capital adjustment of $49 million. The Norway-Sweden SPA also contains a provision for adjustment payments between the parties based upon the adjusted EBITDA (as defined) of the Norway and Sweden business for the twelve months ending December 31, 2010. For additional information about New CCE’s acquisition of the Norway and Sweden business, refer to Note 1.

The Merger Agreement also includes customary covenants, as well as a non-compete covenant with respect to New CCE and its right to acquire TCCC’s interest in TCCC’s German bottling operations for fair value between 18 and 39 months after the date of the Merger Agreement, on terms to be agreed.

Immediately following the Merger, 338,786,671 shares of common stock, par value $0.01 per share, of New CCE were issued and outstanding. New CCE’s stock is listed for trading on the New York Stock Exchange under the symbol “CCE”. In connection with the issuance of its stock, New CCE filed a Registration Statement on Form S-4 (File No. 333-167067) with the Securities and Exchange Commission that was declared effective on August 25, 2010 (Registration Statement). For additional information about the Merger, refer to the Registration Statement.

New CCE and CCE’s North American Business incurred expenses totaling $65 million related to the transaction during the third quarter of 2010 and incurred total expenses related to the transaction of approximately $105 million.

The following transactions occurred during the third quarter of 2010 in connection with the Merger and the creation of New CCE.

•

To finance the acquisition of the bottling operations in Norway and Sweden and the $10.00 per share cash consideration in the Merger, New CCE issued the following unsecured debt in registered public offerings (i) $475 million aggregate principal amount of 2.125 percent fixed rate notes due September 2015; (ii) $525 million aggregate principal amount of 3.5 percent fixed rate notes due September 2020; (iii) €350 million aggregate principal amount of 3.125 percent fixed rate notes due September 2017; and (iv) $225 million of commercial paper.

•

New CCE entered into a $1 billion senior unsecured four-year committed revolving credit facility with a syndicate of eight banks. This credit facility serves as a backstop to New CCE’s commercial paper program and supports its working capital needs. Now that the Merger has closed, New CCE will no longer benefit from any financing arrangements with, or cash advances from, CCE.

•

On the last day of the third quarter of 2010, in anticipation of the closing which was set to occur on Saturday, October 2, 2010, New CCE made a payment to TCCC in the amount of approximately $871 million to fund the acquisition of the bottling operations in Norway and Sweden (amount includes an estimated working capital adjustment of $49 million).

In connection with the Merger, New CCE has (1) signed license agreements with TCCC for each of its territories with a term of 10 years and containing a 10-year renewal at its option (subject to certain conditions), and (2) signed a 5-year agreement with TCCC to implement an incidence-based concentrate pricing model across its territories.

In connection with the Merger Agreement entered into between CCE and TCCC on February 25, 2010, three putative class action lawsuits were filed in the Superior Court of Fulton County, Georgia, and five putative class action lawsuits were filed in Delaware Chancery Court. The lawsuits are similar and assert claims on behalf of CCE’s shareholders for various breaches of fiduciary duty in connection with the Merger Agreement. The lawsuits name CCE, the CCE Board of Directors, and TCCC as defendants. Plaintiffs in each case seek to enjoin the transaction, to declare the deal void and rescind the transaction if it is consummated, to require disgorgement of all profits the defendants receive from the transaction, and to recover damages, attorneys’ fees, and litigation expenses. The Georgia cases were consolidated by orders entered March 25, 2010 and April 9, 2010, and the Delaware cases were consolidated on March 16, 2010. On September 3, 2010, the parties to the consolidated Georgia action executed a Memorandum of Understanding (MOU) containing the terms for the parties’ agreement in principle to resolve the Delaware and Georgia actions. The MOU called for certain amendments to the transaction agreements as well as certain revisions to the disclosures relating to the transaction. The MOU also contemplates that plaintiffs will seek an award of attorneys’ fees in an amount not to exceed $7.5 million. Pursuant to the transaction agreements, the liability for these attorney fees would be shared equally between New CCE and TCCC. Under the MOU, the parties will seek approval of the settlement from the Georgia court, and if approved, the Georgia action will be dismissed with prejudice, and plaintiffs will thereafter dismiss the Delaware consolidated action with prejudice. For additional information about the Merger, refer to Note 1.